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                                                                       EXHIBIT 5

                   MUTUAL TERMINATION AGREEMENT AND RELEASE


          This MUTUAL TERMINATION AGREEMENT AND RELEASE dated as of April 2, 2001 (this "Agreement") is made and entered into by and among Ariba, Inc., a Delaware corporation ("Parent"), Silver Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Agile Software Corporation, a Delaware corporation ("Company"). Parent, Merger Sub and Company are collectively referred to herein as the "Parties" and each individually as a "Party." Unless defined herein, capitalized terms have the meaning given them in the Merger Agreement (as defined below).

          WHEREAS, the Parties entered into an Agreement and Plan of Merger and Reorganization dated as of January 29, 2001 (the "Merger Agreement") and an amendment to the Merger Agreement dated as of March 20, 2001 (the "Amendment") pursuant to which, subject to the terms and conditions stated therein, Merger Sub was to merge with and into Company and Company was to continue as the surviving corporation and a wholly-owned subsidiary of Parent;

          WHEREAS, contemporaneously with the execution of the Merger Agreement, Parent, Company and certain stockholders or employees of each of Parent and Company, as the case may be, entered into (i) a Company Stock Option Agreement,
(ii) Parent Voting Agreements, (iii) Company Voting Agreements, (iv) Affiliate Agreements and (v) Employment Agreements (collectively, the "Ancillary Agreements");

          WHEREAS, Section 8.01(a) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent duly authorized by the Boards of Directors of Parent and Company; and

          WHEREAS, the Boards of Directors of each of Parent and Company have determined to terminate each of the Merger Agreement, the Amendment and each of the Ancillary Agreements as provided herein and release each other from all duties, rights, claims, obligations and liabilities arising from, in connection with, or relating to, the Merger Agreement, the Amendment and the Ancillary Agreements, all as provided herein;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

          1.  Termination of Merger Agreement. The Parties agree that, effective
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immediately, (i) the Merger Agreement and the Amendment are hereby terminated pursuant to Section 8.01(a) of the Merger Agreement and (ii) the Ancillary Agreements are hereby terminated, and none of such agreements will be of any further force or effect as of the date hereof.
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          2.  Release of Company by Parent and Merger Sub. Parent and Merger Sub
              -------------------------------------------
do hereby unequivocally release and discharge Company and any of its officers, directors, agents, managers, employees, representatives, stockholders, legal and financial advisors, parents, subsidiaries, affiliates, principals or partners, and any heirs, executors, administrators, successors or assigns of any said person or entity (the "Company Releasees"), from any and all actions, causes of action, choses in action, cases, claims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, injuries, harms, damages, judgments, remedies, extents, executions, demands, liens and liabilities whatsoever, in law, equity or otherwise (collectively, "Actions"), arising under, in connection with or relating to the Merger Agreement, the Amendment or the Ancillary Agreements or the transactions contemplated thereby, or any action or failure to act under the Merger Agreement, the Amendment, the Ancillary Agreements or in connection therewith, or in connection with the events leading to the abandonment of the Merger and the termination of the Merger Agreement, the Amendment and the Ancillary Agreements, or in connection with any press release, public disclosure or private communication relating to the Merger Agreement, the Amendment or the Ancillary Agreements or the transactions contemplated thereby, which have been asserted against the Company Releasees or which, whether currently known or unknown, Parent or Merger Sub, or any successors or assigns of any said entities, ever could have asserted or ever could assert, in any capacity, against the Company Releasees, relating to any claims, or any transactions and occurrences from any time in connection with the foregoing; provided, however, the Company Releasees are not released from any Actions which may arise under this Agreement.

          3.  Release of Parent and Merger Sub by Company. Company does hereby
              -------------------------------------------
unequivocally release and discharge Parent and Merger Sub and any of their respective officers, directors, agents, managers, employees, representatives, stockholders, legal and financial advisors, parents, subsidiaries, affiliates, principals or partners, and any heirs, executors, administrators, successors or assigns of any said person or entity (the "Parent Releasees"), from any and all Actions arising under, in connection with or relating to the Merger Agreement, the Amendment or the Ancillary Agreements or the transactions contemplated thereby, or any action or failure to act under the Merger Agreement, the Amendment, the Ancillary Agreements or in connection therewith, or in connection with the events leading to the abandonment of the Merger and the termination of the Merger Agreement, the Amendment and the Ancillary Agreements, or in connection with any press release, public disclosure or private communication relating to the Merger Agreement, the Amendment or the Ancillary Agreements or the transactions contemplated thereby, which have been asserted against the Parent Releasees or which, whether currently known or unknown, Company, or any successors or assigns of any said entities, ever could have asserted or ever could assert, in any capacity, against the Parent Releasees, relating to any claims, or any transactions and occurrences from any time in connection with the foregoing; provided, however, the Parent Releasees are not released from any Actions which may arise under this Agreement.
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          4.  Publicity. Attached hereto as Exhibit A is the form of joint press
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release to be issued by Parent and Company on signing of this Agreement with respect to this Agreement and the termination of the Merger Agreement, the Amendment and the Ancillary Agreements. Except as required by law or applicable listing agreement with a stock exchange, no other press release shall be issued regarding the termination of the Merger Agreement by either Parent or Company without the prior written consent of the other.

          5.  Representations of the Parties. Parent and Merger Sub, on the one
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hand, and the Company, on the other hand, represents to the other Party that:
(a) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and in good standing; (b) it has power to execute and perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance; (c) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its charter or bylaws, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; (d) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; (e) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms; and (f) it beneficially owns no shares of any other Party (except that Parent owns all of the shares of Merger Sub).

          6.  Waiver. Any term of this Agreement may be waived at any time by
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the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by any laws or otherwise afforded, will be cumulative and not alternative.

          7.  Amendment. This Agreement may be amended, supplemented or modified
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only by a written instrument duly executed by or on behalf of each Party hereto.

          8.  No Assignment; Binding Effect. Neither this Agreement nor any
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right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto and any attempt to do so will be void, except for assignments and transfers by operation of any laws. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

         9.  Entire Agreement. This Agreement supercedes all prior discussions,
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representations, warranties and agreements, both written and oral, among the
Parties with respect to the subject matter hereof, and contains the sole and entire
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agreement among the Parties with respect to the subject matter hereof. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement. Notwithstanding the foregoing, this Agreement does not terminate the Non-Disclosure Agreement dated January 22, 2001 between the Company and Parent.

          10.  Third Party Beneficiaries. There are no third party beneficiaries
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to this Agreement except for the Parent Releasees, the Company Releasees and parties to the Ancillary Documents that are not parties to this Agreement.

          11.  Headings. The headings used in this Agreement have been inserted
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for convenience of reference only and do not define or limit the provisions hereof.

          12.  Invalid Provisions. If any provision of this Agreement is held to
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be illegal, invalid or unenforceable under any present or future laws, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Notwithstanding anything in this Agreement to the contrary, if for any reason any of the releases contained in Sections 2 or 3 hereof are avoided, nullified or otherwise rendered ineffective, then all releases in Section 2 or 3 hereof shall be rendered invalid and unenforceable and this Agreement shall be automatically reformed to delete Sections 2 and 3 herefrom.

          13.  Injunctive Relief. The Parties agree that irreparable damage
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would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached and that money damages would not be an adequate remedy for any breach of this Agreement. It is accordingly agreed that in any proceeding seeking specific performance each of the Parties will waive the defense of adequacy of a remedy at law. Each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          14.  Governing Law. This Agreement shall be interpreted under the laws
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of the State of Delaware without reference to Delaware conflicts of law provisions.

          15.  Waiver of Jury Trial. Each of Parent, Company and Merger Sub
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hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Company or Merger Sub in the negotiation, administration, performance and enforcement thereof.
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          16.  Counterparts.  This Agreement may be executed in any number of
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counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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          IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this
Mutual Termination Agreement and Release to be duly executed as of the date first above written by their respective officers duly authorized.

                                              ARIBA, INC.


                                              By: /s/ Keith Krach
                                                 -------------------------------
                                                 Keith Krach
                                                 Chief Executive Officer and
                                                 Chairman of the Board


                                              SILVER MERGER CORPORATION


                                              By: /s/ Robert Calderoni
                                                 -------------------------------
                                                 Robert Calderoni
                                                 Chief Executive Officer


                                              AGILE SOFTWARE CORPORATION


                                              By: /s/ Bryan D. Stolle
                                                 -------------------------------
                                                 Bryan D. Stolle
                                                 Chief Executive Officer and
                                                 President